Exhibit 10.1.1
Execution Copy
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
     This Amendment No. 2 (this “Amendment”) to the Employment Agreement, dated as of May 18, 2000, by and between Stanley Erck, an individual resident of the Commonwealth of Massachusetts (“you”), and Iomai Corporation, a Delaware corporation (the “Company”), as amended by Amendment No. 1 thereto on October 25, 2001 (as so amended, the “Employment Agreement”, is made and entered into as of December 1, 2005 by and between you and the Company. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Employment Agreement.
WITNESSETH:
     WHEREAS, in accordance with Section 17(c) of the Employment Agreement, you and the Company desire to amend certain provisions of the Employment Agreement, as set forth below.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties herby agree as follows:
     1. Amendment to Section 1(b). Section 1(b) of the Employment Agreement is hereby amended by deleting all but the first sentence thereof.
     2. Amendment to Section 3(c). The last sentence of Section 3(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“Your options shall be governed by the Company’s option plans pursuant to which the grant has been, or in the future is, made and shall vest under the Company’s standard vesting schedule, provided, however, that the Company agrees that (i) in the event of a Change of Control, (ii) if your employment with the Company is terminated by the Company for other than Cause (as defined below) or (iii) if you terminate your employment with the Company for Good Reason (as defined herein), all of your unvested options, whether granted by the Company pursuant to this Section 3(c) of this Agreement or otherwise, shall immediately vest and become exercisable.”
     3. Amendment to Section 9(a). Section 9(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(a) Cash Payment. Provided that you execute a general release of claims in a form reasonably acceptable to the Company (and provided further that you do not revoke that release within seven (7) days after you

Execution Copy
execute it), on the Termination Date you shall receive a cash payment equal to twice the sum of (A) your then current Base Compensation, (or if your Base Compensation has been reduced within sixty (60) days of the Termination Date or at any time after the Change of Control, your Base Compensation in effect prior to such reduction) and (B) the higher of (i) you target incentive bonus for the year in which the Date of Termination occurs or (ii) your actual incentive bonus for the last full year preceding the year in which the Date of Termination occurs, net of any deductions for taxes required by law.”
     4. Addition of new Section 17(i). Section 17(i) of the Employment Agreement is hereby added to read in its entirety as follows:
“(i) Timing of Payments. In the event that, at the time that the Executive’s employment with the Company terminates, the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Agreement that would otherwise be considered deferred compensation subject to additional tax imposed by Section 409A if paid within six (6) months following the date of termination shall be paid at the time that will prevent such amounts from being considered deferred compensation.”
     5. Full Force and Effect. Except as modified, amended and supplemented above, all rights, terms and conditions of the Employment Agreement shall remain in full force and effect.
     6. Effect of Amendment. This Amendment is an amendment to the Employment Agreement. Unless the context of this Amendment otherwise requires, the Employment Agreement and this Amendment shall be read together and shall have the effect as if the provisions of the Employment Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Employment Agreement to the “Employment Agreement,” “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Employment Agreement shall mean the Employment Agreement as amended by this Amendment.
     7. Governing Law. Regardless of the choice of law provisions of the State of Delaware or any other jurisdiction, the parties agree that this Amendment shall be otherwise interpreted, enforced and governed by federal laws and the laws of the State of Delaware.
     8. Counterparts. This Amendment may be executed in counterparts, and when so executed, each counterpart shall be deemed an original, and said counterparts together shall constitute one and the same instrument.
     9. Effective Date. This Amendment shall be effective on the date the Company has a registration statement for an initial public offering declared effective by the Securities and Exchange Commission.

Execution Copy
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.
IOMAI CORPORATION

/s/ Stanley C. Erck	By:	/s/ Russell P. Wilson

Stanley Erck	Russell P. Wilson
Senior Vice President